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                                                                    EXHIBIT 4(j)

[PRUDENTIAL FINANCIAL LOGO]

                                      Pruco Life Insurance Company of New Jersey
                                      751 Broad Street
                                      Newark, New Jersey 07102

                                      a Prudential Financial company

                 MODIFICATION OF TRANSFER PROVISIONS ENDORSEMENT

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the section of the Contract captioned "Transfers."

                                   TRANSFERS

You may transfer amounts into or out of Investment options, subject to the following:

    1. the maximum number of transfers which may be made, the maximum number of transfers which are not subject to a Transfer Charge and the minimum amount which may be transferred are shown on the Contract Data pages;

    2. a Transfer Charge is deducted if a transfer exceeds the maximum number of free transfers. The Transfer Charge is shown on the Contract Data pages. The Transfer Charge is deducted from the amount which is transferred;

    3. a transfer will be effected as of the end of the Business Day when we receive a request in Good Order;

    4. we are not responsible for the consequences resulting from a transfer made in accordance with your instructions;

    5. your right to make transfers is subject to modification if we determine, in our sole opinion, that the exercise of the right by one or more Owners is, or would be, to the disadvantage of other Owners or if required to do so by applicable laws or regulations. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other Owners or to ensure compliance with such laws or regulations. A modification could be applied to transfers to or from one or more of the Subaccounts and could include, but not limited to:

              a. the requirement of a minimum time period between each transfer;

              b. not accepting a transfer request of an agent acting under a power of attorney on behalf of more than one Owner;

              c. limiting the dollar amount that may be transferred among the Subaccounts by an Owner at any one time; or

              d.  restricting the number of transfers per year.

No Transfers are permitted after the Annuity Date.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

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Signed for Pruco Life Insurance Company of New Jersey

By /s/ [CLIFFORD E.KIRSCH]
            Secretary

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